Exhibit 99.1

Contact:
Kearstin Patterson
Director of Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics Receives First Orthopedic Marketing Approval for Augment™ Bone Graft

Franklin, Tenn. November 3, 2009 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that it has received approval from Health Canada to begin the marketing of its lead orthopedic product, Augment™ Bone Graft, as an alternative to the use of autograft in midfoot, hindfoot and ankle fusion indications in Canada.

After rigorous pre-clinical and clinical evaluation of the product, BioMimetic is now ready to introduce this novel, implantable biologic to the marketplace, commented Dr. Samuel E. Lynch, president and chief executive officer of BioMimetic. In the Canadian clinical study, we observed 90% clinical success without the morbidity and extra operating room time required to harvest autograft. We are proud to offer this safe and effective product to Canadian surgeons, who will now be able to offer their patients an alternative to the previous method of cutting bone out of one site of their body and transplanting it to another site.

Augment is a completely synthetic grafting system for bone regeneration and is composed of a purified recombinant growth factor, recombinant human platelet derived growth factor (rhPDGF-BB), and a synthetic calcium phosphate matrix, beta-tricalcium phosphate (β-TCP). The combination of the two components of Augment is key to the overall effectiveness of the product. The rhPDGF-BB provides the biological stimulus for tissue repair by stimulating the recruitment and proliferation of new bone forming cells and blood vessels, while the β-TCP provides the framework or scaffold for new bone growth to occur.

Augment is the Company's second product to receive marketing approval in Canada. GEM 21S®, a grafting material for bone and periodontal regeneration, was approved for use by the U.S. Food and Drug Administration (FDA) and Health Canada in 2005 and 2006, respectively. Augment and GEM 21S are both based on the Company's platform regenerative technology.

Joint Solutions Alliance Corporation (JSAC), a sales and distribution company for orthopedic products headquartered in Burlington, Ontario, Canada is the exclusive distributor of BioMimetic's Augment Bone Graft product in Canada. BioMimetic will also deploy product specialists in the Canadian market to work collaboratively with the Joint Solutions Team. The Company expects the product will be available to customers in Canada within 30 days.

Augment Bone Graft Clinical Trial Results

Health Canada approval of Augment was based on results from a three center, 60 patient open label trial in which all individuals were treated with Augment. Patients were studied for nine months following implantation of the product and were assessed for healing using clinical and radiographic endpoints. Patients requiring fusions involving the midfoot, hindfoot and ankle were all eligible for enrollment in the study.

The results of the study demonstrated that 90% of the patients, which included a large percentage of high risk individuals, achieved a successful outcome based upon return to full weight-bearing and lack of need for revision surgery. The radiographic fusion rate was 87% at nine months after surgery. Based on a literature meta-analysis, the high level of success achieved in the study is consistent with results expected using autograft, the current gold standard for bone grafting materials, but without the morbidity and extra operating room time required to harvest autograft. The data from GEM 21S showing periodontal bone regeneration was also included as supplementary information demonstrating that the product does re-grow bone.

Clinicians are referred to the Augment package insert for additional information on the use of this product.

About BioMimetic Therapeutics

BioMimetic Therapeutics is a biotech company utilizing recombinant human platelet-derived growth factor (rhPDGF-BB) as its primary technology platform. This molecule is a synthetic copy of one of the body's principal agents to stimulate and direct healing and regeneration. The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of the rhPDGF-BB platform technology. Additionally, the Company has completed and ongoing clinical trials with its product candidates Augment and Augment Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns those products and markets GEM 21S through its Osteohealth Company in the United States and Canada.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic Therapeutics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. BioMimetic's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, litigation and other risks detailed in the company's filings with the Securities and Exchange Commission, including the section entitled "Risk Factors" in its registration statement on Form S-1. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, manager corporate communications, at 615-236-4419.